Exhibit 5.1

May 4, 2012

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cepheid, a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about May 4, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,750,000 additional shares of the Company’s common stock, no par value per share (the “Stock”), 5,000,000 of which are reserved for issuance by the Company pursuant to its 2006 Equity Incentive Plan, as amended (the “EIP”), and 750,000 of which are reserved for issuance by the Company pursuant to its 2012 Employee Stock Purchase Plan (the “ESPP”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Fifth Amended and Restated Articles of Incorporation (the “Articles”) in the form filed with the Commission on April 7, 2000, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(2)	the Company’s Certificate of Determination specifying the terms of the Series A Junior Participating Preferred Stock in the form filed with the Commission on October 4, 2002, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(3)	the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”), in the form filed with the Commission on October 31, 2011, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(4)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(5)	the EIP and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards;

(6)	the ESPP and related forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension;

(7)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(8)	the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and shareholders (the “Shareholders”) at which, or pursuant to which, the Articles and Bylaws were approved: (i) the minutes of a meeting of the Board held on March 21, 2000, at which resolutions were adopted by the Board adopting and approving the Articles, (ii) the minutes of a meeting of the Board held on October 24-25, 2011, at which resolutions were adopted by the Board adopting and approving the Bylaws, (iii) the action by written consent of the Shareholders, effective as of May 10, 2000, in which resolutions were adopted by the Shareholders adopting and approving the Articles; and (iv) the action by written consent of the Shareholders effective as of May 10, 2000, in which resolutions were adopted by the Shareholders originally adopting and approving the Bylaws;

(9)	the following minutes of meetings and actions by written consent of the Board and Shareholders at which, or pursuant to which, the EIP and ESPP were adopted and approved: (i) the minutes of a meeting of the Board held on February 15-16, 2006, at which resolutions were adopted by the Board originally adopting and approving the EIP and action by written consent of the Board dated March 8, 2012 amending the EIP; (ii) the minutes of a meeting of the Board held on February 6, 2012, at which resolutions were adopted by the Board adopting and approving the ESPP; (iii) the minutes of a meeting of the Shareholders held on April 27, 2006, at which resolutions were adopted by the Shareholders originally adopting and approving the EIP and minutes of a meeting of the Shareholders held on April 24, 2012, at which resolutions were adopted amending the EIP; and (iv) the minutes of a meeting of the Shareholders held on April 24, 2012, at which resolutions were adopted by the Shareholders adopting and approving the ESPP;

(10)	verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of May 1, 2012 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated May 1, 2012 (the “Stock Records”);

(11)	a Certificate of Good Standing issued by the Secretary of State of the State of California dated May 2, 2012, stating that the Company is qualified to do business in good standing under the laws of the State of California, and a letter from the California Franchise Tax Board, dated May 2, 2012, stating that the Company is in good standing with that agency (together, the “Certificates of Good Standing”); and

(12)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing federal laws of the United States of America and the laws of the State of California, as in effect on the date hereof.

We have assumed that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement filed as Exhibit 4.01 to Form 8-A, filed on October 4, 2002 (the “Rights Agreement”). Further, the opinion below does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the rights under the Rights Agreement (the “Rights”) at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of California, we have relied solely upon the Certificates of Good Standing and representations made to us by the Company.

Based upon the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of California; and

(2)(a) (i) the 5,000,000 additional shares of Stock reserved for issuance by the Company pursuant to the EIP upon the exercise of stock options, the settlement of restricted stock units and stock appreciation rights, and the issuance of restricted stock awards, stock bonus awards and performance shares to be granted thereunder and (ii) the 750,000 shares of Stock reserved for issuance by the Company pursuant to the ESPP, when issued, sold and delivered in accordance with the ESPP and the purchase agreements to be entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectuses, will be validly issued, fully paid and nonassessable and (b) the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Rights Agreement, the associated Rights will be validly issued.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of the facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Douglas N. Cogen
Douglas N. Cogen, a partner